Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 13, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the effects of the distribution of certain assets and liabilities from Entergy Gulf States, Inc. as part of a jurisdictional separation plan), relating to the consolidated financial statements and financial statement schedule of Entergy Texas, Inc., appearing in Entergy Texas, Inc.'s Amendment No. 2 to the Registration Statement on Form 10/A, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

New Orleans, Louisiana
September 11, 2008